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                                                                     Exhibit 3.2



                            CERTIFICATE OF CORRECTION
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                                  UPROAR INC.


                     PURSUANT TO SECTION 103(f) OF TITLE 8
                    OF THE DELAWARE CODE OF 1953, AS AMENDED



     I, Robert D. Marafioti, being the Executive Vice President, General Counsel and Secretary of Uproar Inc., a corporation duly organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DO HEREBY
CERTIFY:

     RESOLVED, that ARTICLE SEVENTH of the Certificate of Incorporation of this Corporation filed on December 16, 1999, which presently reads:

"The number of directors of the Corporation shall be such number, not less than five (5) nor more than fifteen (15) (exclusive of directors, if any, to be elected by holders of preferred stock of the Corporation, voting separately as a class), as shall be set forth from time to time in the Bylaws, provided that no action shall be taken to decrease or increase the number of directors unless at least a majority of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors (considered for this purpose as one class) cast at a meeting of the stockholders called for that purpose approve such decrease or increase. Vacancies in the Board of Directors of the Corporation, however caused, and newly created directorships shall be filled by a vote of a majority of the directors then in office, whether or not a quorum, and any director so chosen shall hold office for a term expiring at the annual meeting of stockholders at which the term of the class to which the director has chosen expires and when the director's successor is elected and qualified."

was set forth incorrectly; that the correct ARTICLE SEVENTH should read,

"The number of directors of the Corporation shall be such number, not less than five (5) nor more than fifteen (15) (exclusive of directors, if any, to be elected by holders of preferred stock of the Corporation, voting separately as a class), as shall be set forth from time to time in the Bylaws, provided that no action shall be taken to decrease or increase the number of directors to less than five (5) or more than fifteen (15) unless at least a majority of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors (considered for this purpose as one class) cast at a meeting of the stockholders called for that purpose approve such decrease or increase. Vacancies in the Board of Directors of the Corporation, however caused, and newly created directorships shall be filled by a vote of a majority of the directors then in office, whether or not a quorum, and any director so chosen shall hold office for a term expiring at the annual meeting of stockholders at which the term of the class to which the director has been chosen expires and when the director's successor is elected and qualified."

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     IN WITNESS WHEREOF, the undersigned has signed this Certificate of
Correction this ____ day of August, 2000.

                                        By: _____________________________
                                            Robert D. Marafioti
                                            Executive Vice President,
                                            General Counsel and Secretary